Exhibit 99.1

Willis Group Reports Second Quarter 2011 Results

8 percent reported growth and 3 percent organic growth in commissions and fees compared with second quarter of 2010

Reported operating margin of 18.2 percent compared with 21.2 percent in the second quarter of 2010; adjusted operating margin of 21.6 percent, up 20 basis points compared with 21.4 percent in the second quarter of 2010

Reported earnings per diluted share of $0.48 compared with $0.52 in the second quarter of 2010; adjusted earnings per diluted share of $0.61, up 13 percent compared with $0.54 in the second quarter of 2010

NEW YORK--(BUSINESS WIRE)--August 3, 2011--Willis Group Holdings plc (NYSE: WSH), the global insurance broker, today reported results for the quarter and six months ended June 30, 2011.

“We continued to deliver on our plan in the second quarter, recording much of the remaining charge associated with our 2011 operational review and focusing on the implementation of growth initiatives,” said Joe Plumeri, Chairman and Chief Executive Officer, Willis Group Holdings. “The strength of our diversified global business was again shown by our solid 3 percent organic growth in commissions and fees even with continued global economic pressures and little change in the overall rate environment. Delivering on our plan, adjusted operating margin grew modestly to 21.6 percent and adjusted earnings per diluted share grew 13 percent to $0.61.”

Second Quarter 2011 Financial Results

Reported net income for the quarter ended June 30, 2011 was $85 million, or $0.48 per diluted share, compared with $89 million, or $0.52 per diluted share, in the same period a year ago. Reported net income for the second quarter of 2011 was negatively impacted by an $18 million charge related to the 2011 operational review and an $11 million charge related to the previously announced FSA regulatory settlement, as detailed in note 7 of the supplemental financial information.

Adjusted net income per diluted share, which excludes the impact of items detailed in note 7 of the supplemental financial information, was $0.61 in the second quarter of 2011, an increase of 13 percent compared with $0.54 in the second quarter of 2010. Foreign currency movements increased earnings per diluted share by $0.01 compared with the second quarter of 2010.

Total reported revenues for the quarter ended June 30, 2011 were $863 million compared with $799 million for the same period last year, an increase of 8 percent. Total commissions and fees were $854 million, an increase of 8 percent from $789 million in the second quarter of 2010. Foreign currency movements increased reported commissions and fees by 5 percent compared with the year ago period. Investment income was $8 million in the second quarter of 2011, compared with $10 million in the second quarter of 2010.

Organic growth in commissions and fees was 3 percent in the second quarter of 2011 compared with the second quarter of 2010. Organic growth reflected net new business growth of 4 percent driven by higher existing client retention and solid new business generation. Partially offsetting net new business growth was a 1 percent negative impact from declining premium rates and other market factors.

North America Segment

The North America segment reported a 1 percent decline in commissions and fees compared with the second quarter of 2010. Organic growth in commissions and fees was flat in the second quarter of 2011 compared with the second quarter of 2010 which included a $2.9 million benefit from a one-time accounting adjustment related to the HRH acquisition within the specialty businesses. North America delivered low double-digit new business generation and solid client retention. The segment continues to face headwinds from ongoing softness in the insurance rate environment and a lack of sustained improvement in the US economy. Operating margin was 18.6 percent compared to 20.4 percent in the second quarter of 2010, primarily due to flat organic growth in commissions and fees.

International Segment

The International business segment reported 21 percent growth in commissions and fees compared with the same period in 2010, including a 15 percent favorable impact from foreign currency movements. Organic growth in commissions and fees was 6 percent, including double-digit expansion in Latin America and Eastern Europe, while Asia grew high single-digits. Continental Europe, and the UK and Ireland retail market each grew in the low single-digits. Operating margin was 21.5 percent compared with 19.1 percent in the second quarter of 2010. The increase in operating margin was driven by strong growth in organic commissions and fees, together with favorable foreign currency movements, partially offset by higher incentive compensation.

Global Segment

The Global segment, which comprises the Reinsurance, Global Specialties, London Markets Wholesale, and Willis Capital Markets & Advisory business units, reported 9 percent growth in commissions and fees and 3 percent organic growth in commissions and fees in the second quarter of 2011 compared with the second quarter of 2010. Reinsurance and Global Specialties were the drivers of growth in the quarter, partially offset by Willis Capital Markets & Advisory. Reinsurance grew high single digits, with particular strength in North America. Global Specialties’ expansion in the quarter was driven by Aerospace, Financial and Executive Risk, Marine, and Energy. Willis Capital Markets & Advisory had a positive quarter although organic growth in the unit was down significantly from the second quarter of 2010 as that quarter included revenue from a single large capital markets transaction. Operating margin was 32.5 percent in the second quarter of 2011 compared with 34.7 percent in the year ago quarter. The impact of unfavorable foreign currency movements were partially offset by organic growth in commissions and fees and lower pension expense.

Other

Reported salaries and benefits were $506 million in the second quarter of 2011 compared with $456 million in the second quarter of 2010. Salaries and benefits, as a percentage of revenues, were 58.6 percent in the second quarter of 2011 compared with 57.1 percent in the second quarter of 2010. The increase in salaries and benefits included $10 million of severance and other costs associated with the 2011 operational review charge. Excluding the impact of the charge, salaries and benefits as a percentage of revenues would have been 57.5 percent.

The Company made $11 million of cash retention payments in the second quarter of 2011. Incentive compensation included $44 million of amortization of cash retention payments in the second quarter of 2011 compared with $32 million in the second quarter of 2010. As of June 30, 2010, December 31, 2010 and June 30, 2011, the Company included $217 million, $173 million, and $293 million, respectively, in other assets on the balance sheet, which represented the unamortized portion of cash retention payments made before those dates.

Reported other operating expenses were $164 million in the second quarter of 2011 compared with $135 million in the second quarter of 2010. Other operating expenses in the second quarter of 2011 included $11 million related to the previously announced FSA regulatory settlement, and $7 million of costs associated with the 2011 operational review, partly offset by a $9 million release of funds and reserves related to potential legal liabilities. Other operating expenses, as a percentage of revenues, were 19.0 percent in the second quarter of 2011 compared with 16.9 percent in the second quarter of 2010.

Reported operating margin was 18.2 percent for the quarter ended June 30, 2011 compared with 21.2 percent for the same period last year. Excluding certain items, which are detailed in note 6 of the supplemental financial information, adjusted operating margin was 21.6 percent for the quarter ended June 30, 2011 compared with 21.4 percent a year ago. Adjusted operating margin reflects positive organic growth in commissions and fees, offset by unfavorable foreign currency movements and investments to fund growth; including higher incentive compensation.

Six Months 2011 Financial Results

Reported net income for the six months ended June 30, 2011 was $119 million, or $0.68 per diluted share, compared with $293 million, or $1.71 per diluted share, in the same period a year ago. Reported net income for the first six months of 2011 was impacted by certain items, as detailed in note 7 of the supplemental financial information.

Adjusted earnings per diluted share, which excludes the impact of items detailed in note 7 of the supplemental financial information, were $1.89 for the six months ended June 30, 2011 compared with $1.80 in the comparable period of 2010. Foreign currency movements positively impacted adjusted earnings per diluted share by $0.05 in the six months ended June 30, 2011 compared to the same period in 2010.

Total reported revenues for the six months ended June 30, 2011 were $1,871 million compared with $1,771 million for the same period last year, an increase of 6 percent. Total commissions and fees were $1,854 million, an increase of 6 percent from $1,752 million for the first six months of 2010. Foreign currency movements increased reported commissions and fees by 3 percent compared with the same period in 2010.

Organic growth in commissions and fees was 3 percent in the first half of 2011 compared with the comparable period of 2010. This growth reflected net new business won of 4 percent partially offset by a negative 1 percent impact from declining premium rates and other market factors.

Reported operating margin was 21.1 percent for the six months ended June 30, 2011 compared with 26.5 percent for the same period last year. Excluding items detailed in note 6 of the supplemental financial information, adjusted operating margin was 27.6 percent for the first half of 2011 compared with 27.3 percent a year ago.

2011 Operational Review

The Company recorded a pre-tax charge of $18 million in the second quarter of 2011 and $115 million in the six months ended June 30, 2011 related to the previously announced operational review. The Company continues to anticipate that the total pre-tax charge in 2011 related to the operational review will be approximately $130 million.

The Company anticipates that the operational review will result in total cost savings of approximately $65 to $75 million in 2011. It is also anticipated that the Company will achieve annualized cost savings of approximately $95 to $105 million beginning in 2012.

Tax

The tax rate was 25 percent for the quarter ended June 30, 2011 and 21 percent for the six months ended June 30, 2011. Excluding the impact of nonrecurring items, the underlying tax rate for the quarter and six months ended June 30, 2011 was also 25 percent, lower than the 26 percent underlying tax rate for the full year 2010.

Capital

As of June 30, 2011, cash and cash equivalents totaled $317 million and total debt was $2.4 billion.

In the second quarter of 2011, the Company completed the previously-announced redemption of $35 million of 12.875% Senior Notes due 2016 that remained outstanding.

Total equity was $2.7 billion.

Dividends

The Board of Directors declared a regular quarterly cash dividend on the Company’s ordinary shares of $0.26 per share (an annual rate of $1.04 per share). The dividend is payable on October 14, 2011 to shareholders of record on September 30, 2011.

Conclusion

“I am proud of the work done by all of our associates to deliver another quarter of solid financial results. With the challenges from the external environment remaining largely the same, especially the lack of improvement in global economic conditions, our efforts will remain focused on achieving planned cost savings from our 2011 operational review and implementing our revenue initiatives to drive future growth,” said Mr. Plumeri.

Conference Call and Web Cast

A conference call to discuss the second quarter 2011 results will be held on Thursday, August 4, 2011, at 8:00 AM Eastern Time. To participate in the live teleconference, please dial (866) 803-2143 (domestic) or +1 (210) 795-1098 (international) with a pass code of “Willis”. The live audio web cast (which will be listen-only) may be accessed on the Investor Relations page on www.willis.com. This call will be available by replay starting at approximately 10:00 AM Eastern Time, and through September 4, 2011 at 11:59 PM Eastern Time, by calling (866) 458-4762 (domestic) or +1 (203) 369-1319 (international) with no pass code, or by accessing the website.

About Willis

Willis Group Holdings plc is a leading global insurance broker. Through its subsidiaries, Willis develops and delivers professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 17,000 employees serving clients in virtually every part of the world. Additional information on Willis may be found at www.willis.com.

Forward-Looking Statements

We have included in this document ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, potential cost savings and acceleration of adjusted operating margin and adjusted earnings growth, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘probably’’, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following:

  the impact of any regional, national or global political, economic, business, competitive, market, environmental, and regulatory conditions on our global business operations;
  the impact of current financial market conditions on our results of operations and financial condition, including as a result of any insolvencies of or other difficulties experienced by our clients, insurance companies or financial institutions;
  our ability to continue to manage our significant indebtedness;
  our ability to compete effectively in our industry;
  our ability to implement and realize anticipated benefits of the 2011 Operational Review, the Willis Cause or any other initiative we pursue;
  material changes in commercial property and casualty markets generally or the availability of insurance products or changes in premiums resulting from a catastrophic event, such as a hurricane, or otherwise;
  the volatility or declines in other insurance markets and premiums on which our commissions are based, but which we do not control;
  our ability to retain key employees and clients and attract new business;
  the timing or ability to carry out share repurchases, refinancings or take other steps to manage our capital and the limitations in our long-term debt agreements that may restrict our ability to take these actions;
  any fluctuations in exchange and interest rates that could affect expenses and revenue;
  rating agency actions that could inhibit our ability to borrow funds or the pricing thereof;
  a significant decline in the value of investments that fund our pension plans or changes in our pension plan funding obligations;
  our ability to achieve the expected strategic benefits of transactions;
  our ability to receive dividends or other distributions in needed amounts from our subsidiaries;
  changes in the tax or accounting treatment of our operations;
  any potential impact from the US healthcare reform legislation;
  the potential costs and difficulties in complying with a wide variety of foreign laws and regulations and any related changes, given the global scope of our operations;
  our involvements in and the results of any regulatory investigations, legal proceedings and other contingencies;
  risks associated with non-core operations including underwriting, advisory or reputational;
  our exposure to potential liabilities arising from errors and omissions and other potential claims against us; and
  the interruption or loss of our information processing systems or failure to maintain secure information systems.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information see the section entitled ‘‘Risk Factors’’ included in Willis’ Form 10-K for the year ended December 31, 2010 and our subsequent filings with the Securities and Exchange Commission. Copies are available online at http://www.sec.gov or www.willis.com or on request from the Company as set forth in Part I, Item 1 “Business-Available Information” in Willis’ Form 10-K.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Non-GAAP Supplemental Financial Information

This press release contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our GAAP information is in the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed financial statements.

WILLIS GROUP HOLDINGS plc
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in millions, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues
Commissions and fees	$854	$789	$1,854	$1,752
Investment income	8	10	16	19
Other income	1	-	1	-
Total revenues	863	799	1,871	1,771
Expenses
Salaries and benefits (including share-based compensation of $10 million, $12 million, $24 million, $25 million)	506	456	1,090	942
Other operating expenses	164	135	317	284
Depreciation expense	19	16	39	31
Amortization of intangible assets	17	21	34	42
Loss / (gain) on disposal of operations	-	2	(4)	2
Total expenses	706	630	1,476	1,301
Operating income	157	169	395	470
Make-whole amounts on repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs	-	-	171	-
Interest expense	34	41	74	84
Income before Income Taxes and Interest in Earnings of Associates	123	128	150	386
Income taxes	31	35	32	102
Income before Interest in Earnings of Associates	92	93	118	284
Interest in earnings of associates, net of tax	(3)	(2)	13	18
Net Income	$89	$91	$131	$302
Net income attributable to noncontrolling interests	(4)	(2)	(12)	(9)
Net Income attributable to Willis Group Holdings plc	$85	$89	$119	$293

WILLIS GROUP HOLDINGS plc
CONDENSED CONSOLIDATED INCOME STATEMENTS (Continued)
(in millions, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Earnings per Share
Net Income attributable to Willis Group Holdings plc shareholders
- Basic	$0.49	$0.52	$0.69	$1.73
- Diluted	$0.48	$0.52	$0.68	$1.71
Average Number of Shares Outstanding
- Basic	172	170	172	169
- Diluted	176	171	175	171
Shares Outstanding at June 30 (thousands)	172,950	170,216	172,950	170,216

WILLIS GROUP HOLDINGS plc
SUMMARY DRAFT BALANCE SHEETS
(in millions) (unaudited)

	June 30, 2011	December 31, 2010
Current Assets
Cash & cash equivalents	$317	$316
Accounts receivable, net	1,049	839
Fiduciary assets	11,256	9,569
Deferred tax assets	32	36
Other current assets	327	340
Total current assets	12,981	11,100

Non-current Assets
Fixed assets, net	391	381
Goodwill	3,317	3,294
Other intangible assets, net	461	492
Investments in associates	186	161
Deferred tax assets	9	7
Pension benefits asset	231	179
Other non-current assets	365	233
Total non-current assets	4,960	4,747
Total Assets	$17,941	$15,847

Liabilities and Equity
Current Liabilities
Fiduciary liabilities	$11,256	$9,569
Deferred revenue and accrued expenses	323	298
Income taxes payable	50	57
Short-term debt and current portion of long term debt	114	110
Deferred tax liabilities	22	9
Other current liabilities	318	266
Total current liabilities	12,083	10,309

Non-current Liabilities
Long-term debt	2,307	2,157
Liability for pension benefits	150	164
Deferred tax liabilities	111	83
Provision for liabilities	184	179
Other non-current liabilities	367	347
Total non-current liabilities	3,119	2,930
Total Liabilities	15,202	13,239

Equity attributable to Willis Group Holdings plc	2,707	2,577
Noncontrolling interests	32	31
Total Equity	2,739	2,608
Total Liabilities and Equity	$17,941	$15,847

WILLIS GROUP HOLDINGS plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

1.	Definitions of Non-GAAP Financial Measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues. We believe organic growth in commissions and fees provides a measure that the investment community may find helpful in assessing the performance of operations that were part of our operations in both the current and prior periods, and provide a measure against which our businesses may be assessed in the future.

Adjusted operating income and adjusted net income

Adjusted operating income and adjusted net income are calculated by excluding the impact of certain items from operating income and net income, respectively the most directly comparable GAAP measures. We believe that excluding these items, as applicable, from operating income and net income, provides a more complete and consistent comparative analysis of our results of operations.

2.	Segment presentation

Effective January 1, 2011 the Company’s internal reporting structure has changed. The primary changes are: Global Markets International, which was previously reported in the International segment, is now reported in the Global segment, and Mexico Retail, which was previously reported within the International segment, is now reported in the North America segment. Comparative data has been restated accordingly.

3.	Analysis of Commissions and Fees

The following tables reconcile organic commissions and fees growth by segment to the percentage change in reported commissions and fees for the three and six months ended June 30, 2011, respectively:

	Three months ended June 30,			Change attributable to
	2011	2010	% Change	Foreign currency translation	Acquisitions and disposals		Organic commissions and fees growth (a)
Global (b)	$271	$249	9%	6%	-%		3%
North America (b)	326	328	(1)%	-%	(1)%	(c)	-%
International (b)	257	212	21%	15%	-%		6%
Commissions and fees	$854	$789	8%	5%	-%		3%

	Six months ended June 30,			Change attributable to
	2011	2010	% Change	Foreign currency translation	Acquisitions and disposals		Organic commissions and fees growth (a)
Global (b)	$629	$580	8%	2%	-%		6%
North America (b)	682	693	(2)%	-%	(1)%	(c)	(1)%
International (b)	543	479	13%	7%	-%		6%
Commissions and fees	$1,854	$1,752	6%	3%	-%		3%
(a)	Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues.
(b)	Effective January 1, 2011, the Company’s internal reporting structure has changed. The primary changes are: Global Markets International, previously reported within the International segment, is now reported in the Global segment. In addition, Mexico Retail, which was previously reported within the International segment, is now reported in the North America segment. Comparative data has been restated accordingly.
(c)	Included in North America reported commissions and fees were legacy HRH contingent commissions of $nil in the second quarter of 2011 compared with $2 million in the second quarter of 2010 and $4 million in the first six months of 2011 compared with $10 million in the first six months of 2010.

Note: Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

4.	Cash Retention Awards

As part of the Company’s incentive compensation, the Company makes annual cash retention awards to its employees. Employees must repay a proportionate amount of these awards if they voluntarily leave the Company’s employ (other than in the event of retirement or permanent disability) before a certain time period, currently up to three years. The Company makes cash payments to its employees in the year it grants these retention awards and recognizes these payments ratably over the period they are subject to repayment, beginning in the quarter in which the award is made. The unamortized portion of cash retention awards is recorded within other assets.

The following table sets out the amount of cash retention awards made and the related amortization of those awards for the three and six months ended June 30, 2011 and 2010:
	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Cash retention awards made	$11	$16	$206	$185

Amortization of cash awards (included in Salaries and benefits)	$44	$32	$88	$60

Unamortized cash retention awards (included in Other assets)	$293	$217	$293	$217

5.	2011 Operational Review

In the three and six months ended June 30, 2011, the Company incurred expenses totaling $18 million ($12 million or $0.07 per diluted share after tax) and $115 million ($81 million or $0.46 per diluted share after tax), respectively, in connection with the previously announced 2011 operational review.

The following table provides an analysis by expense category:
	Three months ended June 30,	Six months ended June 30,
	Pre-tax	Pre-tax
Expense category	2011	2011
Salaries and benefits – severance (a)	$9	$57
Salaries and benefits - other (b)	1	35
Other operating expenses	7	18
Depreciation	1	5
	$18	$115

(a)

Severance costs relate to approximately 150 positions that have been eliminated in the second quarter of 2011. Severance costs in the first six months of 2011, relate to approximately 600 positions that have been eliminated, including $2 million relating to waived retention awards.

(b)	Other salaries and benefits costs relate primarily to contract buyouts.

6.	Adjusted Operating Income

The following tables reconcile adjusted operating income to operating income, the most directly comparable GAAP measure, for the three and six months ended June 30, 2011 and 2010, respectively:
	Three months ended June 30,
	2011	2010	% Change
Operating Income	$157	$169	(7)%
Excluding:
2011 operational review (a)	18	-
FSA regulatory settlement (b)	11	-
Loss on disposal of operations	-	2

Adjusted Operating Income	$186	$171	9%
Operating Margin, or Operating Income as a percentage of Total Revenues	18.2%	21.2%
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	21.6%	21.4%

	Six months ended June 30,
	2011	2010	% Change
Operating Income	$395	$470	(16)%
Excluding:
2011 operational review (a)	115	-
FSA regulatory settlement (b)	11	-
(Gain) / loss on disposal of operations	(4)	2
Venezuela currency devaluation (c)	-	12

Adjusted Operating Income	$517	$484	7%
Operating Margin, or Operating Income as a percentage of Total Revenues	21.1%	26.5%
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	27.6%	27.3%

(a)	Charge relating to the 2011 operational review, including $9 million of severance costs relating to the elimination of approximately 150 positions in the second quarter of 2011 and $57 million of severance costs related to the elimination of approximately 600 positions in the first six months of 2011.

(b)	Regulatory settlement with the Financial Services Authority (FSA).

(c)	With effect from January 1, 2010 the Venezuelan economy was designated as hyper-inflationary. The Venezuelan government also devalued the Bolivar Fuerte in January 2010. As a result of these actions the Company recorded a one-time charge in other operating expenses to reflect the re-measurement of its net assets denominated in Venezuelan Bolivar Fuerte.

7.	Adjusted Net Income

The following tables reconcile adjusted net income to net income, the most directly comparable GAAP measure, for the three and six months ended June 30, 2011 and 2010, respectively:

		Three months ended June 30,			Per diluted share Three months ended June 30,
		2011	2010	% Change	2011	2010	% Change
	Net Income attributable to Willis Group Holdings plc	$85	$89	(4)%	$0.48	$0.52	(8)%

	Excluding:
	2011 operational review charge, net of tax ($6 million), ($nil) (a)	12	-		0.07	-
	FSA regulatory settlement, net of tax ($nil), ($nil) (b)	11	-		0.06	-
	Loss on disposal of operations, net of tax ($nil), ($(1))	-	3		-	0.02

	Adjusted Net Income	$108	$92	17%	$0.61	$0.54	13%

	Diluted shares outstanding	176	171

7.	Adjusted Net Income (continued)

		Six months ended June 30,			Per diluted share Six months ended June 30,
		2011	2010	% Change	2011	2010	% Change
	Net Income attributable to Willis Group Holding plc , GAAP basis	$119	$293	(59)%	$0.68	$1.71	(60)%

	Excluding:
	2011 operational review charge, net of tax ($34 million), ($nil) (a)	81	-		0.46	-
	(Gain) / loss on disposal of operations, net of tax ($nil), ($(1))	(4)	3		(0.02)	0.02
	FSA regulatory settlement, net of tax ($nil), ($nil) (b)	11	-		0.06
	Make-whole amounts on repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs, net of tax ($47 million), ($nil)	124	-		0.71	-
	Venezuela currency devaluation, net of tax ($nil), ($nil) (c)	-	12		-	0.07

	Adjusted Net Income	$331	$308	7%	$1.89	$1.80	5%

	Diluted shares outstanding, GAAP basis	175	171

(a)

Charge relating to the 2011 operational review, including $9 million of severance costs relating to the elimination of approximately 150 positions in the second quarter of 2011 and $57 million of severance costs related to the elimination of approximately 600 positions in the first six months of 2011

(b)	Regulatory settlement with the Financial Services Authority (FSA).

(c)

With effect from January 1, 2010 the Venezuelan economy was designated as hyper-inflationary. The Venezuelan government also devalued the Bolivar Fuerte in January 2010. As a result of these actions the Company recorded a one-time charge in other operating expenses to reflect the re-measurement of its net assets denominated in Venezuelan Bolivar Fuerte.

8. Condensed Consolidated Income Statements by Quarter
	2010						2011
	Q1	Q2	Q2 YTD	Q3	Q4	FY	Q1	Q2	Q2 YTD
Revenues
Commissions and fees	$963	$789	$1,752	$723	$825	$3,300	$1,000	$854	$1,854
Investment income	9	10	19	10	9	38	8	8	16
Other income	-	-	-	-	1	1	-	1	1
Total Revenues	972	799	1,771	733	835	3,339	1,008	863	1,871
Expenses
Salaries and benefits	486	456	942	462	469	1,873	584	506	1,090
Other operating expenses	149	135	284	129	153	566	153	164	317
Depreciation expense	15	16	31	14	18	63	20	19	39
Amortization of intangible assets	21	21	42	22	18	82	17	17	34
Net loss/(gain) on disposal of operations	-	2	2	-	-	2	(4)	-	(4)
Total Expenses	671	630	1,301	627	658	2,586	770	706	1,476
Operating Income	301	169	470	106	177	753	238	157	395
Make-whole amounts on repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs	-	-	-	-	-	-	171	-	171
Interest expense	43	41	84	40	42	166	40	34	74
Income before Income Taxes and Interest in Earnings of Associates	258	128	386	66	135	587	27	123	150
Income tax charge	67	35	102	10	28	140	1	31	32
Income before Interest in Earnings of Associates	191	93	284	56	107	447	26	92	118
Interest in earnings of associates, net of tax	20	(2)	18	9	(4)	23	16	(3)	13
Net income	211	91	302	65	103	470	42	89	131
Net income attributable to noncontrolling interests	(7)	(2)	(9)	(1)	(5)	(15)	(8)	(4)	(12)
Net Income attributable to Willis Group Holdings plc	$204	$89	$293	$64	$98	$455	$34	$85	$119
Diluted Earnings per Share
Net Income attributable to Willis Group Holdings plc shareholders	$1.20	$0.52	$1.71	$0.37	$0.57	$2.66	$0.20	$0.48	$0.68
Average Number of Shares Outstanding
- Diluted	170	171	171	171	172	171	174	176	175

9. Segment Information by Quarter
	2010						2011
	Q1	Q2	Q2 YTD	Q3	Q4	FY	Q1	Q2	Q2 YTD
Commissions and Fees
Global	$331	$249	$580	$210	$204	$994	$358	$271	$629
North America	365	328	693	330	346	1,369	356	326	682
International	267	212	479	183	275	937	286	257	543
Total Commissions and Fees	$963	$789	$1,752	$723	$825	$3,300	$1,000	$854	$1,854

Total Revenues
Global	$334	$251	$585	$212	$206	$1,003	$361	$274	$635
North America	368	333	701	334	350	1,385	358	328	686
International	270	215	485	187	279	951	289	261	550
Total Revenues	$972	$799	$1,771	$733	$835	$3,339	$1,008	$863	$1,871

Operating Income
Global	$154	$87	$241	$49	$30	$320	$175	$89	$264
North America	93	68	161	71	88	320	85	61	146
International	87	41	128	8	90	226	86	56	142
Corporate and Other (a)	(33)	(27)	(60)	(22)	(31)	(113)	(108)	(49)	(157)
Total Operating Income	$301	$169	$470	$106	$177	$753	$238	$157	$395

Organic Commissions and Fees Growth
Global	7%	9%	8%	4%	7%	7%	8%	3%	6%
North America	1%	(1)%	-%	2%	(1)%	-%	(1)%	-%	(1)%
International	3%	6%	5%	6%	8%	5%	6%	6%	6%
Total Organic Commissions and Fees Growth	3%	4%	4%	4%	4%	4%	4%	3%	3%

Operating Margin
Global	46.1%	34.7%	41.2%	23.1%	14.6%	31.9%	48.5%	32.5%	41.6%
North America	25.3%	20.4%	23.0%	21.3%	25.1%	23.1%	23.7%	18.6%	21.3%
International	32.2%	19.1%	26.4%	4.3%	32.3%	23.8%	29.8%	21.5%	25.8%
Total Operating Margin	31.0%	21.2%	26.5%	14.5%	21.2%	22.6%	23.6%	18.2%	21.1%
(a)

Corporate and Other includes the costs of the holding company, foreign exchange loss from the devaluation of the Venezuelan currency, foreign exchange hedging activities, foreign exchange on the UK pension plan asset, foreign exchange gains and losses from currency purchases and sales, amortization of intangible assets, net gains and losses on disposal of operations, significant legal settlements which are managed centrally, and costs associated with the 2011 Operational Review.

CONTACT:
Willis Group Holdings plc
Investors:
Mark Jones, 212-915-8796
mark.p.jones@willis.com
or
Media:
Ingrid Booth, +44 203 124-7182
boothi@willis.com